Exhibit 6.1

SECURED NOTE

$[●]	Date: April 28, 2023
New York, NY

Property Address:	[●]

FOR VALUE RECEIVED, the undersigned, Landa App 2 LLC - [●], a Delaware series limited liability company (“Borrower”), whose address is 6 West 18th Street 12th Floor, New York, NY 10011, hereby promises to pay to L Finance LLC, a Delaware limited liability company, or order (“Lender”), whose address is 12 Abba Eban Avenue, Ackerstain Towers, Building D, 12th Floor, Herzeliya, Israel, the principal sum of $[●], together with interest on the unpaid principal balance of this Note, as follows:

1. Interest. Interest on the unpaid principal balance will accrue from the date the proceeds have been distributed to or on behalf of the Borrower (the “Date of Advance”) at an annual rate equal to the greater of (a) the sum of (i) SOFR and (ii) seven percent (7%); and (b) twelve and a half percent (12.5%).

1.1. Computation of Interest. Interest on this Note is computed on a 30/360 basis; that is, with the exception of odd days before the first full payment cycle, monthly interest is calculated by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by a month of 30 days.  Interest for the odd days before the first full month and any partial month in which the loan is repaid in full is calculated on the basis of the actual days and a 365-day year and shall include the day of payoff.  All interest payable under this Note is computed using this method.

2. Payment Obligations.

2.1. In General. Borrower will make a payment each month until the entire indebtedness evidenced by this Note and all accrued and unpaid principal, interest and other charges due hereunder have been paid in full. If Borrower still owes amounts under this Note on May 1, 2024 (the “Maturity Date”), Borrower will pay those amounts in full on that date. Payments due under the Note shall be made in U.S. currency. Further, if any check or other instrument received by Lender as payment under the Note or the Security Instrument is returned to Lender unpaid, Lender may require that any or all subsequent payments due under this Note and the Security Instrument be made in one or more of the following forms, as selected by Lender: (a) cash; (b) money order; (c) certified check, bank check, treasurer’s check or cashier’s check, provided any such check is drawn upon an institution whose deposits are insured by a federal agency, instrumentality, or entity; (d) Electronic Funds Transfer; or (e) wire. Lender reserves the right, in its sole and absolute discretion, to require payment in any other manner.

2.2. Initial Interest-Only Payments. Interest-only payments shall be due and payable in consecutive monthly installments commencing with the first payment due on June 15, 2023 and continuing for a period of nine (9) consecutive months, with a final payment due May 1, 2024.  The payment is calculated based on the principal advanced at loan closing and shall increase based on amounts advanced.

2.2.1. Per Diem Interest. In addition to the first payment identified above, Borrower shall remit any unpaid interest from the Date of Advance through the remainder of the month in which this loan closed.

2.3. Balloon Payment. The payment schedule for this Loan requires that on the Maturity Date Borrower make a balloon payment of all unpaid principal, interest, charges, fees, costs and any other unpaid amounts due under the Loan Documents.

2.4. Delivery of Payments. Payments shall be paid by the Borrower to Lender in Dollars, in immediately available funds without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. The Lender shall provide wire instructions to the Borrower. Payments must be received by the Lender on or prior to 4:00 p.m. on a Business Day; provided that, payments received by the Lender after 4:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

2.5. Order of Application of Payments. Each payment under this Note shall be credited in the following order: (a) costs, fees, charges, and advances paid or incurred by Lender or payable to Lender and interest under any provision of this Note, the Loan Agreement, or the Security Instrument, in such order as Lender, in its sole and absolute discretion, elects, (b) interest payable under the Note, and (c) principal under the Note.

2.6. Other Terms. This Note is subject to the following additional terms as provided for in the Loan Agreement. See headings in Loan Agreement sections for applicability.

3. Default. On (a) Borrower's failure to pay any installment or other sum due under this Note when due and payable (whether by extension, acceleration, or otherwise), (b) an Event of Default (as defined in the Loan Agreement), or (c) any breach of any other promise or obligation in this Note or in any other instrument now or hereafter securing the indebtedness evidenced by this Note, then, and in any such event, Lender may, at its option, declare this Note (including, without limitation, all accrued interest) due and payable immediately regardless of the Maturity Date. Borrower expressly waives notice of the exercise of this option.

4. Prepayment.

4.1. Prepayment Premium. Borrower may prepay this Note in whole or in part at any time without paying a premium. All prepayments of principal on this Note shall be applied to the most remote principal installment or installments then unpaid.

4.2. Ability to Pay Prepayment. Borrower shall have no right to prepay and Lender shall have no duty to accept full or partial prepayment of this Note without Borrower giving Lender seven (7) days prior notice of its intention to prepay this Note. Said notice shall include the amount Borrower intends to repay. Borrower shall pay Lender the principal due under this Note together with (a) any prepayment premium contemplated in this Note and (b) any accrued but yet unpaid interest and fees.

4.3. Prepayment Waivers. BORROWER ACKNOWLEDGES AND AGREES THAT BORROWER HAS NO RIGHT TO PREPAY THIS NOTE EXCEPT AS PROVIDED IN THIS SECTION 5. BORROWER FURTHER ACKNOWLEDGES AND AGREES THAT IF THE MATURITY DATE IS ACCELERATED BY LENDER PURSUANT TO THE LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, A JUNIOR LIEN LENDER OF THE PROPERTY), AND BORROWER OR ANY THIRD PERSON THEREAFTER SEEKS TO PAY OFF SUCH ACCELERATED INDEBTEDNESS OR PURCHASE THE PROPERTY AT A FORECLOSURE SALE (WHETHER JUDICIAL OR NON-JUDICIAL), SUCH PAYOFF OR PURCHASE SHALL CONSTITUTE A PREPAYMENT HEREUNDER AND THE PREPAYMENT PREMIUM SET FORTH ABOVE SHALL BE DUE IN THE EVENT PREPAYMENT OCCURS. BY INITIALING BELOW, BORROWER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT BORROWER SHALL PAY THE PREPAYMENT PREMIUM, EVEN IN THE CASE WHERE LENDER HAS ACCELERATED THE MATURITY DATE PURSUANT TO THE LOAN DOCUMENTS; THAT THE CALCULATION OF THE PREPAYMENT PREMIUM IS FAIR AND REASONABLE TO COMPENSATE LENDER FOR THE LOSS WHICH LENDER MAY INCUR AS A RESULT OF PREPAYMENT OF THIS NOTE; THAT BORROWER WAIVES ANY RIGHT BORROWER MAY HAVE OR CLAIM TO HAVE UNDER NEW YORK LAW; AND THAT LENDER HAS MADE THE LOAN EVIDENCED BY THIS NOTE IN RELIANCE ON THE AGREEMENTS AND WAIVERS OF BORROWER IN THIS SECTION AND LENDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS AND WAIVERS.

BORROWER’S INITIALS: [●]

5. Interest on Default. If Borrower is in default under the Loan Documents and such default is not cured within 10 days of the receipt of notice from the Lender, then at the sole and absolute discretion of Lender and without notice or opportunity to cure, the entire unpaid principal balance shall immediately bear an annual interest rate equal to the lesser of (a) twenty-four precent (24%); or (b) the maximum interest rate allowed by law (the “Default Rate”). If the Maturity Date is accelerated, the unpaid principal shall accrue interest at the Default Rate only until the default is cured and the Security Instrument is reinstated. Borrower acknowledges and agrees that it would be extremely difficult or impractical to fix the actual damages resulting from Borrower's failure to pay the principal, accrued interest and other sums due on the Maturity Date, and therefore Borrower shall pay interest at the Default Rate not as a penalty, but for purposes of defraying the expenses incident to handling the past due principal, accrued interest and other sums due under this Note. Interest at the Default Rate represents the reasonable estimate of the loss that may be sustained by Lender due to the failure of Borrower to pay the principal, accrued interest and other sums due on the Maturity Date. Interest at the Default Rate shall be payable by Borrower without prejudice to the rights of Lender to collect any other amounts to be paid under this Note (including, without limitation, late charges), the Loan Agreement, or the Security Instrument.

6. Due-on-Sale. If Borrower (a) sells, gives an option to purchase, exchanges, assigns, conveys, encumbers (including, but not limited to PACE/HERO loans, any loans where payments are collected through property tax assessments, and super-voluntary liens which are deemed to have priority over the lien of the Security Instrument) (other than with a Permitted Encumbrance as defined in the Security Instrument), transfers possession, or alienates all or any portion of the Property, or any of Borrower’s interest in the Property, or suffers its title to, or any interest in, the Property to be divested, whether voluntarily or involuntarily; or if there is a sale or transfer of any interests in Borrower; or if Borrower changes or permits to be changed the character or use of the Property, or drills or extracts or enters into any lease for the drilling or extracting of oil, gas, or other hydrocarbon substances or any mineral of any kind or character on the Property; or (b) if title to such Property becomes subject to any lien or charge, voluntary or involuntary, contractual or statutory, without Lender’s prior written consent, or (c) if a junior voluntary or involuntary deed of trust or mortgage lien in favor of another lender encumbers the Mortgaged Property (other than a Permitted Encumbrance) without Lender’s express prior written consent thereto, which consent may be withheld in Lender’s absolute and sole discretion, then Lender, at Lender’s option, may, without prior notice and subject to Applicable Law, declare all sums secured by the Security Instrument, regardless of their stated due date(s), immediately due and payable and may exercise all rights and remedies in the Loan Documents.

7. Waiver. Borrower, endorsers, and all other persons liable or to become liable on this Note waive diligence, presentment, protest and demand, and also notice of protest, demand, nonpayment, dishonor and maturity and consents to any extension of the time or terms of payment hereof, any and all renewals or extensions of the terms hereof, any release of all or any part of the security given for this Note, any acceptance of additional security of any kind and any release of any party liable under this Note. Any such renewals or extensions may be made without notice to Borrower.

8. Notice. Any notice required to be provided in this Note shall be given in accordance with the notice requirements provided in the Loan Agreement.

9. Assignment. This Note is made and entered into for the sole protection and benefit of Lender and Borrower, and no other Person or Persons shall have any right of action under this Note.  This Note cannot be assigned and to effect a transfer of any interest in the Secured Obligations evidenced by this Note it must be surrendered for termination and a new note signed by the Borrower for the benefit of the new holder.

10. Usury. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note, or the Loan Documents, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

11. Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Loan Documents (as defined in the Loan Agreement).

12. Loan Agreement. This Note is also secured by and is subject to the provisions of that certain Loan and Security Agreement of even date herewith (the “Loan Agreement”) between Borrower and Lender, and all Collateral referenced and incorporated in the Loan Agreement. As specifically provided in the Loan Agreement, if Borrower defaults under this Note, Lender has the right and option to foreclose against any Collateral provided under the Loan Agreement.

13. Documentary Stamp Tax. Documentary stamps in the amount required by Florida Law have been purchased and affixed to the Mortgage.

This Agreement May be Executed in Counter-Parts.

[Signatures Follow]

BORROWER:

Landa App 2 LLC - [●], a Delaware series limited liability company

By:
[●]

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